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# AMENDED AND RESTATED CHARTER OF

# PRESIDENTIAL LIFE INSURANCE COMPANY

Under Section 807 of the Business Corporation Law
<u>and Section 1206 of the Insurance Law</u>

We, the undersigned, Donald Barnes, President, and Kathleen Dash, Secretary, respectively of Presidential Life Insurance Company, hereby certify:

1. The name of the company is Presidential Life Insurance Company (the "Company').

2. The Company's Charter was filed by the New York State Insurance Department on May 19, 1965.

3. This Amended and Restated Charter of the Company restates the Charter with the following amendments:

   (a) <u>Section 3</u> is amended to update the statutory reference and definitions of the lines of insurance;

   (b) <u>Section 6</u> of the Charter is amended to change the annual meeting of the stockholders from the first Tuesday of April to the second Wednesday of May each year;

   (c) <u>Section 7</u> of the Charter is amended to change the requirement that a majority of the directors be citizens and residents of New York to a requirement that a majority of the directors be citizens and residents of the United States and to change the requirement that not less than three of the directors shall be residents of New York to a requirement that not less than two of the directors shall be residents of New York;

(d) Section 8 of the Charter listing the initial directors of the Company is deleted and the remaining sections of the Charter are renumbered;

(e) Section 11 is amended to provide that action taken by a majority of a legal quorum of the Board of Directors be the act of the Board of Directors of the Company;

(f) All references in the Charter to "Corporation" are changed to "Company."

4. The Amended and Restated Charter shall read in full as follows:

AMENDED AND RESTATED CHARTER OF
PRESIDENTIAL LIFE INSURANCE COMPANY

Section 1. The name of this Company shall be PRESIDENTIAL LIFE INSURANCE COMPANY.

Section 2. The principal office of the Company shall be located in the County of Rockland, State of New York.

Section 3. The purpose of the Company is to transact the kinds of insurance business authorized by Paragraphs (1), (2) and (3) of Section 1113(a) of the Insurance Law of the State of New York and defined as follows:

(1) "Life Insurance," means every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated

payments of part or all of the death benefit or a special surrender value upon (A) diagnosis of terminal illness defined as a life expectancy of twelve months or less, (B) diagnosis of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, (C) certification by a licensed health care practitioner of any condition which requires continuous care for the remainder of the insured's life in an eligible facility or at home when the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided that the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment, or (D) certification by a licensed health care practitioner that the insured is chronically ill as defined by Section 7702 (B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment and the insurer that issues such policy is a qualified long term care insurance carrier under Section 4980c of the Internal Revenue Code or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. "Life insurance" also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured or in the event the insured is a resident of a nursing home. Amounts paid the insurer for

life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section 4240 of the Insurance Law of the State of New York."

(2) "Annuities," means all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section 4240 of the Insurance Law of the State of New York."

(3) "Accident and health insurance," means (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers' compensation law, except as specified in item (ii) hereof; and (ii) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date.

Section 4. The mode and manner in which the corporate powers of the Company shall be exercised are through a Board of Directors and through such officers and agents as such Board of Directors shall empower.

Section 5. The number of the directors of the Company shall be not less than thirteen (13) nor more than nineteen (19), and in no case shall the number of directors be less than thirteen (13).

Section 6. The directors of the Company shall be elected at the annual meeting of stockholders of the Company. The annual meeting of the stockholders of the Company shall be held on the second Wednesday of May of each year and at such hour as may be designated by the directors. At such annual meeting not less than thirteen (13) directors shall be elected for the ensuing year, the directors to take office immediately upon election and to hold office until the next annual meeting and until their successors are elected. At each annual meeting, each stockholder of record on the books of the Company, who shall have held his shares in his own name for at least thirty (30) days prior to the meeting, shall be entitled to one vote in person or by proxy for each share of stock sold by him. Directors shall be chosen and elected by plurality of the whole number of shares voted at the meeting.

Whenever any vacancies shall occur in the Board of Directors by death, resignation or removal or otherwise, the remaining members of the Board of Directors, at a meeting called for that purpose, or at any regular meeting shall elect a director or directors to fill the vacancy or vacancies thus occasioned, and each director so elected shall hold office until the next annual meeting of stockholders.

Section 7. Each director shall be at least twenty-one (21) years of age and at all times a majority shall be citizens and residents of the United States, and not less than two (2) shall be residents of New York.

Section 8. The duration of the corporate existence of the Company shall be perpetual.

Section 9. The amount of the capital of the Company shall be $2,500,875, to consist of 475,000 shares of capital stock each share having a par value of $5.265. .

Section 10. The Board of Directors, at a meeting held at any time prior to the first annual meeting of the members, and thereafter at its annual meeting, which shall be held immediately after the annual meeting of the members, shall elect a President, a Secretary and a Treasurer, and it may at its option at any time appoint or elect such other officers as shall be provided in the by-laws. Any two or more offices may be held by the same person, except the offices of President and Secretary. A majority of the whole Board of Directors shall constitute a quorum and the act of a majority of a legal quorum of the Board of Directors at any meeting shall be the act of the Board of Directors. In case a quorum is not present at such meeting, the same shall be adjourned to another day by the directors present. Officers appointed by the Board of Directors shall respectively hold office until the next annual meeting, and until their successors are chosen and have qualified. Other officers shall serve at the pleasure of the Board of Directors, unless otherwise provided in the by-laws. Vacancies in the elective offices occurring in the interval between annual meetings may be filled at any time by the Board of Directors, and a person so elected shall hold office until his successor is chosen and has qualified.

IN WITNESS WHEREOF, this Amended and Restated Charter has been subscribed to this 5th day of March, 2008, and affirmed that the statements herein are true under the penalties of perjury.

/s/ DonaldBarnes
Donald Barnes, President

/s/ KathleenDash
Kathleen Dash, Secretary